Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133

November 19, 2014

Neothetics, Inc.

9191 Towne Centre Drive, Suite 400

San Diego, CA 92122

Re: Registration Statement on Form S-1 (File No. 333-199449)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Neothetics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 filed on November 19, 2014 (the “462(b) Registration Statement”) pursuant to 462(b) under the Securities Act of 1933, as amended (the “Act”). The 462(b) Registration Statement incorporates by reference in its entirety the Registration Statement on Form S-1 (File No. 333-199449) initially filed on October 17, 2014, as thereafter amended, and declared effective by the Securities and Exchange Commission on November 19, 2014 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering up to an aggregate of 402,500 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), including up to 52,500 shares offered pursuant to an overallotment option granted to the underwriters in the offering (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the 462(b) Registration Statement and Prospectus, the Company’s charter documents, as amended and restated to date, records of the Company’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

We express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion that when the Shares are issued and paid for as described in the 462(b) Registration Statement and the Prospectus, they will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus that is part of the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the 462(b) Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)